Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

Mr. Yehuda Smaya Szender, President
Geltology Inc.
54 West 16th Street Suite 10b
New York, New York 10011

Dear Mr. Szender:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Geltology Inc. on amended Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated May 15, 2011, as of and for the periods ended March 31, 2011 and December 31, 2010 and from inception to March 31, 2011. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland

August 31, 2011